Exhibit 5




                      [LETTERHEAD OF ROBINSON & COLE LLP]







                                                              November 25, 1998



Arguss Holdings, Inc.
One Church Street
Rockville, Maryland 20850

Dear Sirs:

         This opinion is being given in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Arguss Holdings, Inc. (the "Company") on or about the date hereof for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 101,089 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), consisting of shares of Common Stock held by Bobby J. Payne, Scott A. Stevens, Laurie Hutcheison, Mike Pelkey, Tom Pelkey, Merle Drager, Lenny Obolsky, Pat Hernon and Brian Friest (the "Selling Shareholders"). In connection with this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, the Shares have been legally authorized for issuance and when sold by the Selling Shareholders will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

         We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to such Registration Statement.

                                      Very truly yours,

                                      ROBINSON & COLE LLP


                                      By:  /s/ Richard A. Krantz
                                          -----------------------------
                                           Richard A. Krantz, a partner